Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE


CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

                  KENSEY NASH REPORTS RECORD Q4 E.P.S. OF $0.34
            -Fourth quarter net sales increased 40% over prior year-
          -Plans TriActiv(R) U.S. distribution with direct sales force-

EXTON, PA, August 17, 2004 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced record revenue, net sales and earnings per share for its fourth quarter and fiscal year ended June 30, 2004.

Fourth Quarter Results. Total revenues for the fourth quarter increased 23% to $16.3 million compared to $13.2 million in the comparable period last year. Net sales increased 40% to $11.6 million from $8.3 million in the prior year quarter. Despite a 33% decrease in the contracted Angio-Seal(TM) royalty rate during the quarter, royalty income decreased by only 2% to $4.5 million in the fourth fiscal quarter from $4.6 million in the prior year quarter due to continued strong Angio-Seal(TM) sales and a new royalty stream from Orthovita, Inc. (Nasdaq: VITA). Income from operations increased 69% to $5.2 million from $3.1 million in the two comparable periods. Net income of $4.2 million, or $0.34 per share, for the fourth quarter of fiscal 2004 increased 62% over the previous year comparable period adjusted net income of $2.6 million, or $0.21 per share, excluding a net $1.0 million, or $0.09 per share, historic research and development tax credit (described below). Reported earnings per share increased to $0.34 in the fourth quarter 2004 from $0.30 per share in the prior year period including the effect of the research and development tax credit. The fourth quarter earnings per share exceeded the high end of the Company's previous guidance of $0.32.

During the fourth fiscal quarter the Company generated cash from operations of $6.7 million and reported $61.1 million of cash and investments and no debt at June 30, 2004.

The following table summarizes the results for the company for the three months ended June 30, 2004 compared to the three months ended June 30, 2003:

                                                    Three months ended     Three months ended        Percentage
($ millions, except per share data)                   June 30, 2004          June 30, 2003             Change
------------------------------------------------- ----------------------- --------------------- ----------------------
Net Sales                                                 $11.6                   $8.3                   40%
------------------------------------------------- ----------------------- --------------------- ----------------------
Royalty Income                                             $4.5                   $4.6                   (2%)
------------------------------------------------- ----------------------- --------------------- ----------------------
Total Revenues                                            $16.3                  $13.2                   23%
------------------------------------------------- ----------------------- --------------------- ----------------------
Income from Operations                                     $5.2                   $3.1                   69%
------------------------------------------------- ----------------------- --------------------- ----------------------
Earnings Per Share (excluding the historic R&D            $0.34                  $0.21                   62%
tax credit)
------------------------------------------------- ----------------------- --------------------- ----------------------
Earnings Per Share (as reported)                          $0.34                  $0.30                   14%
------------------------------------------------- ----------------------- --------------------- ----------------------

Fiscal Year 2004 Results. For the fiscal year ended June 30, 2004, total revenues increased 31% to $58.2 million compared to $44.4 million in the prior year. Net sales increased 34% to $36.4 million from $27.1 million in the two comparable periods and royalty income increased 30% to $21.2 million from $16.3 million, despite the 33% decline in the contracted Angio-Seal(TM) royalty rate in April 2004. Income from operations for the fiscal year increased 66% to $17.0 million from $10.3 million in the previous year. Net income increased 64% to $12.8 million, or $1.04 per share, for the fiscal year 2004 from $7.8 million, or $0.67 per share, for the prior fiscal year, as adjusted for historic research and development tax credits in both periods. As reported, unadjusted earnings per share of $1.06 for the fiscal year 2004 increased 39% over the previous fiscal year of $0.76 per share. Gross margin on net sales increased to 56% during the year, compared to 55% in the prior year. The Company's effective tax rate for the fiscal year was 28%, compared to a previously forecasted 30%, related to increases in our tax-exempt investment interest and greater than anticipated current year research and development tax credits.

As previously announced, during the fourth quarter of fiscal year 2003 the company performed a research and development tax credit study looking back to fiscal year 1993. The result of such study was a tax credit for the historical period of 1993 through 2002, as well as a credit for the fiscal year 2003. The net effect of the historical credit offset by professional fees paid for the historical portion of the study was $1.0 million, or $0.09 per share, in the fourth quarter of fiscal year 2003 and another $250,000, or $0.02 per share, in the first quarter of fiscal year 2004.

The following table summarizes the results for the Company for the fiscal year ended June 30, 2004 compared to the fiscal year ended June 30, 2003:

($ millions, except per share data)                    Fiscal year                Fiscal year            Percentage
                                                          ended                      ended
                                                      June 30, 2004              June 30, 2003             Change
------------------------------------------------- ----------------------- ---------------------------- ---------------
Net Sales                                                 $36.4                      $27.1                  34%
------------------------------------------------- ----------------------- ---------------------------- ---------------
Royalty Income                                            $21.2                      $16.3                  30%
------------------------------------------------- ----------------------- ---------------------------- ---------------
Total Revenues                                            $58.2                      $44.4                  31%
------------------------------------------------- ----------------------- ---------------------------- ---------------
Income from Operations                                    $17.0                      $10.3                  66%
------------------------------------------------- ----------------------- ---------------------------- ---------------
Earnings Per Share  (excluding  historic R&D tax
credit)                                                   $1.04                      $0.67                  55%
------------------------------------------------- ----------------------- ---------------------------- ---------------
Earnings Per Share (as reported)                          $1.06                      $0.76                  39%
------------------------------------------------- ----------------------- ---------------------------- ---------------

CEO Comments on Results

    General. "We are pleased to report an excellent fourth quarter and an exceptional fiscal year," commented Joe Kaufmann, President and CEO of Kensey Nash Corporation. "Our biomaterials business with our existing customers continues to grow and our Orthovita relationship, new in fiscal 2004, has had an impressive start. In addition, Angio-Seal(TM) sales were up 34% for the quarter and 39% for the year. Our balance sheet is extremely strong, with over $79.6 million in current assets, including over $61 million in cash and investments, and only $6.8 million in liabilities," he added.

    Biomaterials. "Biomaterials sales of $11.5 million continued to excel in the quarter. The orthopaedic products, specifically sports medicine and spine products established record sales for both the fourth quarter and fiscal year as we continue to expand in the biomaterials markets. Our biomaterials sales increased 40% over the previous year fourth quarter. During the third quarter, we launched the first bone grafting products from our collaboration with Orthovita, Inc. Since that time we have launched additional new products and have several products planned for fiscal year 2005."

    TriActiv(R). "Regarding our TriActiv(R) distribution plans, I am pleased to announce that we will create a direct sales force for this exciting technology platform. Our 510(k) application was submitted to the FDA early in our first fiscal quarter. We hope to receive approval and plan to have our sales team in place by the end of our second fiscal quarter. We then plan to launch the TriActiv(R) product in the U.S. early in our third fiscal quarter 2005."

    Fiscal Year 2005 General Forecast. "Looking ahead, we expect to achieve continued growth in fiscal 2005. With the strength in the biomaterials product lines as well as the U.S. launch of the TriActiv(R) System we expect sales to be in a range of $49.0 to $50.0 million, including approximately $2.5 million in worldwide TriActiv(R) sales. Royalties are projected to be in a range of $21.0 to $21.5 million, including a range of $18.4 to $18.8 million from Angio-Seal(TM) and a range of $2.4 to $2.7 million from our biomaterials products. Our earnings per share guidance for the year is $1.18 to $1.21. We are estimating our 2005 effective tax rate will be approximately 30%."

     "The Company will continue to invest in research and development to provide a solid platform for future growth. As a result of the clinical activities associated with new applications of the TriActiv(R) System and our biomaterials development programs, including our synthetic vascular graft and cartilage regeneration projects, we expect our fiscal 2005 research and development expense to be approximately $17.7 to $18.0 million, or 25% of total revenue, as compared to $16.4 million, or 28% of total revenue, in fiscal 2004. With the addition of the TriActiv(R) System U.S. launch activity costs in fiscal year 2005, selling, general and administrative expenses are expected to be in a range of $11.5 to $12.0 million in the fiscal year." Mr. Kaufmann detailed.

First Quarter Fiscal Year 2005 Forecast. For the first quarter of fiscal year 2005, the Company expects total revenues to be in the range of $14.5 to $14.7 million, approximately 17% to 19% higher than the comparable quarter in fiscal 2004. Included in this estimate, net sales are expected to be in the range of $10.0 to $10.2 million and royalties are expected to be in the range of $4.3 to $4.4 million. The Company expects to record earnings per share of approximately $0.23 to $0.24 in the first fiscal quarter ending September 30, 2004 compared to $0.18 in fiscal year 2004, excluding the $0.02 effect of the historical research and development tax credit.

New Facility. "In July 2005, in order to provide for the ongoing and future growth of the company, we broke ground on our new facility. This new facility will be located in Chester County, Pennsylvania, approximately two miles from our existing location. The long-term facility plan will provide 175,000 square feet to house all of our manufacturing, research and development, clinical, sales and marketing and administrative activities. The first phase of the project will include the completion of the shell and 90,000 square feet of interior fit-out. We estimate the current cost of this first phase to be approximately $26 million, of which $15 to $20 million will be paid out during fiscal 2005 with available cash. We expect phase one project completion within eighteen months," Mr. Kaufmann stated.

Fiscal Year 2005 Cash Flow Analysis. "Given our strong cash position ($61.1 million) in combination with the current interest rate environment and the recent trading price of our stock, we believe we will be able to complete the U.S. market launch of the TriActiv(R) System, the current year portion of our facility plan and any necessary portion of the share repurchase plan announced today, while maintaining the required financial flexibility to continue to grow our business," commented Mr. Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation.

Conference Call and Webcast. A live webcast of the fiscal year end conference call will be broadcast August 18, 2004 at 11:00 AM eastern time. Please visit the financial information page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 651-291-5254. A replay of the call will also be available starting August 18, 2004 at 2:30 PM Eastern until August 23, 2004 at midnight eastern time by calling 800-475-6701, access code 740902.

About Kensey Nash Corporation. Kensey Nash Corporation has significant expertise and experience in designing, developing, manufacturing and processing proprietary absorbable biomaterials products for the cardiology, orthopedics, drug and biologics delivery, periodontal/dental and wound care markets. The Company is also a leader in the development of cardiovascular medical technology devices for arterial puncture closure. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is available for sale in the European Union and is under 510(k) review in the United States. Angio-Seal is a trademark of St. Jude Medical, Inc. The TriActiv System is designed to prevent heart attacks during the treatment of saphenous vein grafts (SVGs) in patients who previously received coronary bypass surgery, but now have blockages in the grafts. The device incorporates three features to address the common problem of distal embolization - a protection balloon guidewire, a flush catheter, and an extraction system to remove debris from the grafts.

Cautionary Note for Forward Looking Statements. This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its first quarter of and fiscal year 2005. The Company tried to identify these forward looking statements by using words such as "expects," "anticipates," "estimates," "plans," "will," "forecasts," or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, clinical, sales and marketing success of the TriActiv(R) System, additional regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.



                       - FINANCIAL INFORMATION TO FOLLOW -

                             KENSEY NASH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                                  Three Months                        Fiscal Year
                                                                 Ended June 30,                      Ended June 30,
                                                      ---------------------------------- -----------------------------------
                                                              2004             2003                2004             2003
                                                      ---------------------------------- -----------------------------------
Revenues:
    Net sales                                             $ 11,604,086      $ 8,306,671        $ 36,360,535    $ 27,071,992
    Research and development                                   226,145          351,395             688,353         962,706
    Royalty income                                           4,505,006        4,591,111          21,165,911      16,316,956
                                                      ---------------------------------- -----------------------------------
         Total revenues                                     16,335,237       13,249,177          58,214,799      44,351,654
                                                      ---------------------------------- -----------------------------------
Operating costs and expenses:
    Cost of products sold                                    4,928,755        3,592,521          16,084,377      12,152,601
    Research and development                                 3,777,115        4,244,632          16,411,081      14,490,116
    Selling, general and administrative                      2,447,229        2,353,616           8,702,372       7,443,940
                                                      ---------------------------------- -----------------------------------
         Total operating costs and expenses                 11,153,099       10,190,769          41,197,830      34,086,657
                                                      ---------------------------------- -----------------------------------
Income from operations                                       5,182,138        3,058,408          17,016,969      10,264,997
Interest and other income, net                                 279,899          236,430           1,077,937       1,070,818
                                                      ---------------------------------- -----------------------------------
Pre-tax income                                               5,462,037        3,294,838          18,094,906      11,335,815
Income tax expense (benefit)                                 1,273,258         (289,489)          5,144,123       2,549,480
                                                      ---------------------------------- -----------------------------------
Net income                                                $  4,188,779      $ 3,584,327        $ 12,950,783    $  8,786,335
                                                      ================================== ===================================
Income per common share, assuming dilution                      $ 0.34           $ 0.30              $ 1.06          $ 0.76
                                                      ================================== ===================================
Weighted average common shares outstanding                  12,303,158       11,978,161          12,168,322      11,498,473
                                                      ================================== ===================================


                             KENSEY NASH CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                       June 30,           June 30,
                                                         2004               2003
                                                ------------------ ------------------
Assets
Current assets:
     Cash, cash equivalents and investments         $  61,096,487       $ 48,411,397
     Trade receivables                                  6,005,702          3,760,286
     Other receivables                                  4,943,878          5,149,497
     Inventory                                          3,481,599          3,481,322
     Prepaids and other assets                          1,418,528          2,564,179
     Deferred tax asset, current                        2,607,669          2,097,147
                                                ------------------ ------------------
          Total current assets                         79,553,863         65,463,828
                                                ------------------ ------------------
Property, plant and equipment, net                     15,984,900         13,399,717
Acquired puncture closure patents, net                  2,410,623          2,673,648
Deferred tax asset, non-current                             2,825          1,017,513
Goodwill                                                3,284,303          3,284,303
                                                ------------------ ------------------
Total assets                                        $ 101,236,514       $ 85,839,009
                                                ================== ==================

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses          $   6,483,366       $  5,038,025
     Current portion of debt                              219,147            836,989
     Deferred revenue                                     109,773            195,060
                                                ------------------ ------------------
          Total current liabilities                     6,812,286          6,070,074
                                                ------------------ ------------------
Long-term debt                                                  -            219,147
                                                ------------------ ------------------
Total stockholders' equity                             94,424,228         79,549,788
                                                ------------------ ------------------
Total liabilities and stockholders' equity          $ 101,236,514       $ 85,839,009
                                                ================== ==================


                NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures, including the most directly comparable GAAP measure and an associated reconciliation.

                             KENSEY NASH CORPORATION
                 Non-GAAP Financial Measures and Reconciliations
             Adjusted Income and Earnings Per Share Reconciliation
                      (In Millions, except per share data)

                                                       Three        Fiscal         Three          Fiscal
                                                       Months        Year          Months          Year
                                                       Ended        Ended          Ended          Ended
                                                      June 30,     June 30,     September 30,    June 30,
                                                     -----------------------------------------------------
                                                         2003         2003          2003            2004
                                                     -----------   ----------   -------------   ----------

Adjusted Income
Net Income, as reported                                  $  3.6       $  8.8          $  2.5       $ 13.0
     Exclude:
          Historical R&D Tax Credits                       (1.3)        (1.3)           (0.3)        (0.3)
          Historical R&D Tax Credit Engagement Fees         0.3          0.3             0.1          0.1
                                                     -----------   ----------   -------------   ----------
Net Income, as adjusted                                  $  2.6       $  7.8           $ 2.3       $ 12.8
                                                     ===========   ==========   =============   ==========

Diluted Earnings Per Share
Earnings Per Share, as reported                          $  .30       $  .76          $  .20       $ 1.06
     Exclude:
          Historical R&D Tax Credits                      (0.11)       (0.11)          (0.02)       (0.02)
          Historical R&D Tax Credit Engagement Fees        0.02         0.02            0.00         0.00
                                                     -----------   ----------   -------------   ----------
Earnings Per Share, as adjusted                          $ 0.21       $ 0.67          $ 0.18       $ 1.04
                                                     ===========   ==========   =============   ==========

Diluted weighted average common shares outstanding       11.978       11.498          12.312       12.168

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses and credits. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses and credits that we believe are not indicative of our core operating results.

The non-GAAP measures are included to provide investors and management with an alternative method for assessing Kensey Nash's operating results in a manner that is focused on the performance of Kensey Nash's ongoing operations and to provide a more consistent basis for comparison between years. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.